Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into by and between Brookline Bank (the “Bank”), a Massachusetts chartered savings bank and a wholly-owned subsidiary of Brookline Bancorp, Inc., and Anthony G. Nuzzo (“Consultant”) (collectively referred to as the “Parties”) as of the 20th day of September, 2017 to become effective as of the Effective Time (as defined below).

Background Statements:

1.             Brookline Bancorp, Inc. (the “Company”) and First Commons Bank, N.A. (“First Commons”), a national bank, entered into an Agreement and Plan of Merger, dated as of September 20, 2017, (the “Merger Agreement”).  The Merger Agreement provides for the merger of First Commons with and into the Bank (the “Merger”).  As used in this Agreement, the term “Effective Time” shall mean the time at which the Merger is effective, as provided in the Merger Agreement.  Any capitalized term used in this Agreement and not otherwise defined shall have the meaning set forth in the Merger Agreement.

2.             First Commons was chartered on July 22, 2009 and opened for business on that date.  Consultant was the primary organizer of First Commons, and at all times since its formation has served as its Chairman, President and Chief Executive Officer.  In those roles, Consultant has been the executive officer of First Commons primarily responsible for the development of depositor and borrower relationships, and has personal relationships with a significant portion of the customers of First Commons.  In addition, Consultant has personally interviewed and participated in the hiring of each First Commons employee.

3.             In the Severance Pay Agreement between the Company and Consultant, dated as of September 20, 2017, Consultant and the Company agreed that Consultant’s employment by First Commons and his positions as Chairman, President and Chief Executive Officer of First Commons will be terminated as of the Effective Time (the “Termination Date”).

4.             The Parties acknowledge and agree that Consultant’s termination of employment on the Termination Date was intended to be a “separation from service” by Consultant within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

5.             The Bank desires to assure itself of the continued availability of Consultant’s services as provided in this Agreement in order to help facilitate an effective integration of First Commons’ customers and employees, including, without limitation, serving as mentor to Charles R. Shediac and Karen Cohn, who as of the date of this Agreement are the Chief Lending Officer and Senior Vice President/Senior Loan Officer, respectively, of First Commons and whose successful integration after the Effective Time is important to the Bank.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the Bank and Consultant agree as follows:

1.             Engagement.  Commencing on the Effective Time, the Bank wishes to engage Consultant, and Consultant accepts engagement as a consultant, in accordance with the terms and conditions set forth below.

2.             Nature and Scope of Engagement.

(a)           During the Term (as defined below in Section 4) of this Agreement, Consultant shall be an independent contractor of the Bank and shall, at the request of the Bank, provide services relating to the post-closing integration of First Commons’ customers and employees and such other services as the Bank may reasonably request and that are consistent with a part-time consulting role for the former chief executive officer of First Commons having the marketing and financial services experience outlined on the attached Exhibit A.  Without limiting the scope of the immediately preceding sentence, the Bank and Consultant expect that during the Term Consultant will perform one or more of the following activities:

(i)            Assisting in transitioning First Commons’ customers to the Bank, including by personally calling on customers with officers of the Bank;

(ii)           Assisting in transitioning First Commons’ employees to the Bank;

(iii)          Serving as a mentor to former senior executives of First Commons who become officers of the Bank;

(iv)          Assisting in training and mentoring the Bank’s business banking officers (“BBOs”);

(v)           Providing motivational and training workshops to groups of BBOs and other employees of the Bank, including workshops based upon Consultant’s book titled “The Business PACT: Connecting Business Thinking with Daily Living”; and

(vi)          Providing strategic consulting and/or research to the Bank, drawing in part upon Consultant’s marketing and financial services experience as outlined on the attached Exhibit A.

(b)           To the extent practical, Consultant’s services may be performed remotely; and to the extent any services must performed by Consultant at the offices of the Bank, Consultant will not be required to perform such services on business days other than on Tuesdays, Wednesdays and Thursdays.  The Bank acknowledges and agrees that during the Term, Consultant may be unavailable to perform services for up to eight (8) weeks due to vacation and other personal time off.  To the extent practical, Consultant shall give the Bank reasonable advance notice of anticipated vacation time.

(c)           So long as Consultant is engaged hereunder, Consultant agrees (i) to perform Consultant’s duties diligently and to the best of Consultant’s ability, and not to do anything that would be detrimental to the best interests of the Bank, (ii) to use Consultant’s best efforts, skill and ability to promote the interests of the Bank, and (iii) to devote such portion of his available time, attention, energy, skill, and efforts to the business and affairs of the Bank as reasonably required to fulfill the duties assigned to him under this Agreement.

(d)           Monthly or semi-monthly as the Bank may request, Consultant shall provide the Bank’s Chief Executive Officer with a written summary (the “Schedule”) describing the actual business days during the ensuing period on which Consultant will make himself available to provide consulting services to the Bank.

(e)           Monthly or semi-monthly as the Bank may request, Consultant shall provide the Bank’s Chief Executive Officer with a written summary (the “Report”) (i) confirming the actual business days during the period on which Consultant made himself available to provide consulting services to the Bank, and (ii) describing in general terms the consulting services that Consultant actually provided to the Bank during such period.

3.             Compensation and Benefits.

(a)           In consideration of Consultant’s commitments under this Agreement, including Consultant’s agreements in Section 5 and Section 6, the Bank will pay to Consultant, monthly during the Term, in cash an amount equal to $12,500 (the “Monthly Payment”).  The Bank shall pay the Monthly Payment in arrears not later than the first day of the next month, and for any partial month the Monthly Payment will be pro-rated.  The Monthly Payment assumes that Consultant provides up to 750 hours during the Term pursuant to Section 4(a).  In the event that Consultant’s actual services during the Term equal or exceed 750 hours, Consultant will not be obligated to provide any additional consulting services, except as may be mutually agreeable to the Bank and Consultant.  If Consultant provides services in excess of 750 hours during the Term, the Bank agrees to pay Consultant on an hourly basis at a rate of $200 per hour for each hour of consulting services during the Term in excess of 750 hours.  Consultant shall submit monthly invoices to the Bank no later than ten (10) days after the end of the month for any such additional hours worked during that month, and such invoices shall be payable by the Bank to Consultant within ten (10) days after the Bank’s receipt of such invoice.  The Bank and Consultant acknowledge and agree that in no event shall Consultant be required to provide services at a level that would be equal to or greater than 50 percent of the average level of bona fide services Consultant provided to First Commons during 36-month period immediately preceding the Term (the “409A Cap”), and the Bank and Consultant agree that consulting services of not more than 20 hours per week will be less than the 409A Cap.

(b)           The Bank will reimburse Consultant for reasonable out-of-pocket expenses, including parking expenses. Consultant shall submit monthly invoices to the Bank for any costs incurred and such invoices shall be payable by the Bank to Consultant no later than the fifteenth (15th) day of the month following the month in which the invoice was submitted.

(c)           If Consultant becomes a director of the Bank during the Term, (i) Consultant will not receive any additional compensation as a Bank director unless and until the amount of time that Consultant devotes to the Bank during the Term equals or exceeds 750 hours, in which case the Bank will thereafter compensate Consultant, in his capacity as a Bank director, in the same manner as the Bank compensates its other Bank directors; and (ii) until the amount of time that Consultant devotes to the Bank during the Term equals 750 hours, any time Consultant spends in his capacity as a Bank director will be included as time spent in service to the Bank under this Agreement and will be subject to the 409A Cap.

(d)           The Bank and Consultant hereby acknowledge and agree that Consultant shall not be entitled to any other payments, benefits, or other compensation in consideration of the services rendered hereunder other than those set forth in this Section 3.

(e)           The parties intend that payments under this Agreement be exempt from or comply with Code Section 409A and the Treasury Regulations and guidance promulgated thereunder (collectively, the “409A Requirements”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from the 409A Requirements.

(f)            Notwithstanding any other provision of this Agreement, the Bank shall be not obligated to make, nor shall Consultant have a right to receive, any payment under this Agreement which would violate any law, regulation, or regulatory order applicable to the Bank, as applicable, at the time such payment is due, including without limitation, Section 1828(k) of Title 12 of the United States Code and any regulation or order thereunder of the Federal Deposit Insurance Corporation.

4.             Term; Termination.

(a)           The term of Consultant’s engagement by Bank under this Agreement shall commence as of the Effective Time and shall continue for a term ending on the first anniversary of the Effective Time (the “Term”).

(b)           If the Bank terminates Consultant without Cause (as defined below), the Bank will pay Consultant monthly remaining unpaid Monthly Payments that he would have otherwise earned during the remaining portion of the Term; provided that Consultant continues to comply in all material respects with Consultant’s covenants in Section 5 and Section 6 of this Agreement.  For purposes of this Agreement, Cause shall mean: (i) the willful and continued failure (which failure continues for more than fifteen (15) days after written notice given to Consultant setting forth in reasonable detail the nature of such failure) by Consultant to substantially perform his duties, other than on account of a medically determinable disability which renders Consultant incapable of performing such services; (ii) the willful or gross neglect (which neglect continues for more than thirty (30) days after written notice given to Consultant setting forth in reasonable detail the nature of such neglect) by Consultant of his duties, other than on account of a medically determinable disability which renders Consultant incapable of performing such services; (iii) fraud, misappropriation or embezzlement by Consultant; (iv) Consultant’s conviction of a crime of moral turpitude which crime in the Bank’s good faith judgment would reasonably be expected to cause material adverse publicity to the Bank if Consultant continued to provide services under this Agreement; or (v) Consultant’s willfully engaging in conduct materially injurious to the Bank, including any material violation of applicable banking regulations.

(c)           If the Bank terminates Consultant with Cause, the Bank will have no further obligation to make any payments to Consultant (except for compensation earned prior to the date of termination).  If the Bank terminates Consultant with Cause under this Section 4(c), Consultant’s covenants under Section 5 and Section 6 of this Agreement shall remain in full force and effect for the original Term of the Agreement.

(d)           Consultant may elect to cease providing consulting services under this Agreement at any time upon thirty (30) days written notice to the Bank, and in such case, the Bank will have no obligation to make a Monthly Payment (or portion thereof) for any period after the effective date of such cessation of services.  Consultant will submit a final invoice to the Bank within ten (10) days of cessation for any unpaid services, and such invoice shall be payable to Consultant by the Bank within ten (10) days after the Bank’s receipt of such final invoice.  If Consultant elects to cease providing consulting services pursuant to this Section 4(d), Consultant’s covenants under Section 5 and Section 6 of this Agreement shall remain in full force and effect for the remainder of the original Term of the Agreement.

5.             Non-Competition.

(a)           During the Term, Consultant shall not, directly or indirectly, become a director, trustee, officer, employee, principal, agent, consultant or independent contractor of a Competing Business (as defined below), subject to subsections (c) and (d) of this Section.

(b)           As used in this Agreement, the term “Competing Business” means any bank or other FDIC-insured depository institution, credit union, mortgage or finance company, or any other entity engaged in a business that competes with the business of the Bank, or subsidiary thereof, if such entity has a branch or loan production office in any of the following counties in Massachusetts: Suffolk, Norfolk, Essex, Middlesex, Plymouth or Bristol.  For avoidance of doubt, a Competing Business is not a business that primarily engages in providing asset manager services or insurance products or services.

(c)           Nothing in this Agreement shall prohibit Consultant from (x) owning bonds, non-voting preferred stock or less than five percent (5%) of the outstanding common stock of any Competing Business (or the holding company thereof) if the common stock of such entity is publically traded; (y) serving on the board of directors of or providing consulting services to a business that is not a Competing Business; and (z) providing consulting services to a business that is a Competing Business, if (i) Consultant provides such services from an office located outside of such cities and towns; (ii) the consulting services provided by Consultant do not relate to existing products or services that the Bank then offers, or proposed products or services with respect to which Consultant has actively consulted and which the Bank then is planning to offer in one or more of such cities and towns; and (iii) Consultant is and remains in compliance with the provisions of Section 6 of this Agreement.

(d)           The provisions of this Section 5 shall not be binding on Consultant (and shall be of no further force or effect) if a Change in Control of the Company occurs after the Effective Time.  A Change in Control of the Company shall mean a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Bank, or any similar transaction, in any case in which the shareholders of the Company immediately prior to such transaction hold less than a majority of the voting power of the resulting entity immediately after such transaction.

6.             Non-Solicitation.

(a)           During the Term of the Agreement, Consultant shall not hire or attempt to hire any employee of the Bank, including any employee of First Commons immediately prior to the

Effective Time who becomes an employee of the Bank, assist in such hiring by any other person or entity, encourage any such employee to terminate his or her relationship with the Bank, or interfere with or damage (or attempt to interfere with or damage) any relationship with the Bank and any customer of the Bank or solicit or encourage any customer of the Bank to terminate its relationship with the Bank or to conduct with any other person or entity any business or activity which such customer conducts or could conduct with the Bank.  Nothing in this paragraph shall prevent any person who employs Consultant as an employee or consultant from engaging in general direct mail solicitations or media advertising that is not targeted on or specifically directed at persons presenting or formerly employed by, associated with or customers of the Bank or First Commons.

7.             General Provisions.

(a)           Severable.  The Parties explicitly acknowledge and agree that the provisions of this Agreement are both reasonable and enforceable.  Should any provision or part thereof be held invalid or unenforceable for any reason, then such provision or part shall be enforced to the maximum extent permitted by law.  Likewise, in the event that any one or more of the provisions, or parts of any provisions, contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, the same shall not invalidate or otherwise affect any other provision or part thereof.  Specifically, but without limiting the foregoing in any way, each of the covenants of the Parties to this Agreement contained herein shall be deemed and shall be construed as a separate and independent covenant and should any part or provision of any such covenants be held or declared invalid by any court of competent jurisdiction, such invalidity shall in no way render invalid or unenforceable any other part or provision thereof or any other covenant of the parties not held or declared invalid.

(b)           Reasonableness.  Consultant acknowledges that the covenants set forth in the Agreement are reasonable and necessary to protect and preserve Bank’s legitimate business interests.

(c)           Independent Contractor; No Agency.  At all times during the Term, Consultant is an independent contractor under this Agreement.  Nothing in this Agreement shall create the relationship of partners or employer and employee between the parties hereto.  Consultant is not an agent of the Bank and does not have the right to employ or contract with any other person or entity for or on behalf of the Bank.  The Bank shall not be liable for any act or omission of Consultant in performing any service.  As an independent contractor, Consultant acknowledges and agrees that Consultant alone is responsible for acts or omissions, including any property damage, bodily injury or death, caused by Consultant.

(d)           Employee Benefits.  Consultant acknowledges and agrees that neither Consultant nor anyone acting on Consultant’s behalf shall receive any employee benefits of any kind (including, without limitation, health, sickness, accident or dental coverage, life insurance, disability benefits, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s)) from the Bank.  Consultant shall be expressly excluded from participating in any employee benefit plans or programs as a result of the performance of services under this Agreement, without regard to Consultant’s independent contractor status.

(e)           Tax Treatment.  Consultant and the Bank agree that, with respect to the services performed hereunder, the Bank will treat Consultant as an independent contractor for purposes of all tax laws and file forms consistent with that status as required by law in accordance therewith the Bank shall not be responsible for withholding income or other taxes from the compensation paid to Consultant.  Consultant agrees, as an independent contractor, Consultant is not entitled to unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that Consultant is injured in any manner while performing obligations under this Agreement.

(f)            Assignment.  This Agreement and the rights and obligations of Bank hereunder, except for those set forth in Section 5(a), may be assigned by Bank (including a transfer by operation of law) to any successor to Bank, and shall inure to the benefit of, shall be binding upon, and shall be enforceable by any such assignee, provided that in the case of any such assignee other than by operation of law, the successor entity shall agree to assume and be bound by this Agreement.  Consultant hereby consents to such assignment by Bank.  This Agreement and the rights and obligations of Consultant hereunder may not be assigned by Consultant, except that Consultant may assign any or all of his rights under this Agreement, but not his obligations, to a limited liability company or corporation wholly owned by him.

(g)           Waiver.  The waiver by Bank of any breach of this Agreement by Consultant shall not be effective unless in writing and signed by an officer of the Bank, and no such waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

(h)           Governing Law.  This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles thereof.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties only in the federal or state courts sitting in Boston, Massachusetts, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

(i)            Entire Agreement.  This Agreement embodies the entire agreement of the parties relating to the engagement of Consultant by Bank.  No amendment, modification extension or renewal of this Agreement shall be valid or binding upon Bank or Consultant unless made in writing and signed by the parties.

(j)            Consultant Representation and Warranties.  Consultant acknowledges and affirms that Consultant is not a party to any other agreement (including without limitation a restrictive covenant, trade-secret, or non-competition agreement) which may cause Bank to incur any obligations or liabilities either to Consultant or to any prior employer or may result in Consultant not being permitted to perform the services contemplated by this Agreement.  Consultant further represents and warrants that his execution and delivery of this Agreement and his performance of his obligations hereunder will not, with or without the giving of notice or the passage of time, or both, (i) violate any judgment, writ, injunction or order of any court, arbitrator, or governmental agency applicable to Consultant, or (ii) conflict with, result in the breach of any provision of or the termination of, or constitute a default under, any agreement to which Consultant is a party or by which Consultant is or may be bound.  Consultant represents and warrants that the biographical information set forth on Exhibit A to this Consulting Agreement is true and correct in all material respects.

(k)           Notice.  Except for Schedules, Reports and Acknowledgements, which may be delivered by email, any notice, request, demand, or other communication required to be given hereunder shall be made in writing and shall be deemed to have been fully given if personally delivered or if mailed by overnight delivery (the date on which such notice, request, demand, or other communication is received shall be the date of delivery) to the parties at the following address (or at such other addresses as shall be given in writing in accordance with this subsection by one party to the other party hereto):

If to Consultant:

Anthony G. Nuzzo

22 Chatham Circle

Wellesley, MA  02481

If to the Bank:

Brookline Bank

131 Clarendon Street

Boston, MA  02116

Attention:  Chief Executive Officer

(l)            Execution of Agreement.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission or by electronic transmission in Adobe Acrobat format shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or by electronic transmission in Adobe Acrobat format shall be deemed to be their original signatures for any purposes whatsoever.

(m)          Effectiveness.  This Agreement shall be effective as of the Effective Time.  In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void ab initio.

IN WITNESS WHEREOF, the Bank and Consultant have executed this Agreement to be effective as of Effective Time.

BANK:		CONSULTANT:

BROOKLINE BANK		ANTHONY G. NUZZO

By:	/s/ Darryl Fess	/s/ Anthony G. Nuzzo

Its:	President and Chief Executive Officer

Exhibit A

Consultant’s Relevant Marketing and Financial Services Experiences

Consultant and the Bank expect that in providing services to the Bank during the Term, Consultant will draw upon some or all of the marketing and financial services experiences summarized below in addition to experiences and insights gained by Consultant as the primary organizer of First Commons, and its only Chairman, President and Chief Executive Officer.

•                  Consultant began his professional career with ten years in packaged goods marketing with Procter & Gamble and Johnson & Johnson.

•                  Consultant was later employed by American Express for approximately four years.  At American Express, Consultant’s responsibilities included leading the marketing efforts for Travelers Cheques domestically, leading the marketing and sales efforts for card products, Travelers Cheques and merchant services in Canada, and working on other International marketing efforts.

•                  Consultant developed and opened an Internet Bank for Marsh & McLennan, as Chairman, President and Chief Executive Officer.

•                  Consultant served for approximately two years as the President and Chief Executive Officer of Chemical Bank Delaware, a $2 billion credit card bank.

•                  Consultant served for approximately five years as the President and Chief Executive Officer — and later Chairman — of Fidelity Trust Company, an industrial loan company headquartered in Utah.  Fidelity Trust Company, a $500 million Industrial Loan Company then based in Utah (the “ILC”), was wholly owned by Fidelity Investments.  The ILC was principally a credit card and debit card entity with a large Trust business for Fidelity Investments.

•                  Consultant has a Chartered Life Underwriter’s (CLU) designation, a Certificate in Long Term Care Insurance (CLTC), and an active Massachusetts Life and Health Insurance License.

•                  Consultant has been a Personal Financial Advisor in the past with Series 7 and Series 66 brokerage licenses.

•                  Consultant has been an independent researcher/consultant for companies in different industries, including Prudential Insurance — a Fortune 500 company.  In addition, Consultant has performed a significant amount of focus group moderating and one-on-one research and has been registered in the “Green Book” of focus group moderators. As an independent researcher/consultant, Consultant prepared and conducted and/or supervised both internal and external research assignments.